Exhibit 14(a)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated December 28, 2021, with respect to the financial statements and financial highlights of abrdn Global Dynamic Dividend Fund, incorporated herein by reference and to the reference to our firm under the heading “Financial Highlights” in the Combined Proxy Statement/Prospectus.

/s/ KPMG LLP
Philadelphia, Pennsylvania
August 11, 2022